Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Record fourth quarter and full year results reflect robust order patterns and strong operational execution

Highlights:

•                  Fourth quarter 2014 net sales increased 37% compared to a year ago to a record $100.1 million

•                  Record fourth quarter adjusted earnings per diluted share of $0.63, an increase of $0.25 per diluted share over the comparable quarter in the prior year

•                  Full year 2014 net sales increased 56% compared to 2013, to $303.5 million

•                  Full year 2014 Adjusted EBITDA increased 97% compared to 2013, to $87.9 million

•                  Board approves and declares Q1 2015 quarterly dividend increase of 2.30% to $0.2225 per share

•                  Successfully completed acquisition of Henderson Enterprises Group, Inc. (“Henderson”) on December 31, 2014

March 11, 2015 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment today announced financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter Results

In the fourth quarter of 2014, net sales were $100.1 million, representing a 37.1% increase from comparable period in 2013. The increase reflects stronger in season shipments of equipment and service parts compared to the prior year.

James L. Janik, Chairman, President and Chief Executive Officer of the Company commented, “There is no doubt that 2014 was a remarkable year for Douglas Dynamics. Our record results for the quarter and year reflect a unique combination of unprecedented market conditions and first class operational execution. Speaking on behalf of the Board and management team, we couldn’t be more proud of the way our team stepped up to the challenge and leveraged its expertise to meet the flood of pent up demand we experienced during the year.

“While we are very pleased with our performance in 2014, we also remember it was just two years ago that we saw one of our lowest snow seasons and fourth quarters on record. During that time, we were clear in noting that the operational efficiency improvements implemented during those lean times would pay dividends when market conditions improved. We are now reaping

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the benefits and are committed to continually driving excellence through our proprietary Douglas Dynamics Management System, or DDMS.”

Janik added, “As great a year as we have experienced, we are by no means satisfied. We continue to operate in an industry and economy that can be unpredictable, and while we have the wind at our back today, we have a long memory and know that circumstances can change quickly. This winter, the extreme snowfall events are concentrated in New England compared to last year that experienced more weather events over broader population areas.

Janik concluded, “We capped off a record year by expanding our portfolio with the acquisition of Henderson, which aligns well with our core business and adds a layer of predictability and stability to our business. Our first 10 weeks of integration have gone very well, and we are working with the Henderson team to fulfill its considerable potential in 2015 and beyond.”

Net income was $13.0 million, or $0.58 per diluted share based on weighted average shares of 22.2 million, in the fourth quarter of 2014 compared to  net income of $8.5 million, or $0.38 per diluted share based on weighted average shares of 22.1 million, in the fourth quarter of 2013. Adjusted net income was $14.2 million, or $0.63 per diluted share based on weighted average shares of 22.2 million, in the fourth quarter of 2014 compared to adjusted net income of $8.5 million, or $0.38 per diluted share based on weighted average shares of 22.1 million, in the fourth quarter of 2013.

The Company reported Adjusted EBITDA of $29.6 million for the fourth quarter of 2014, compared to Adjusted EBITDA of $19.8 million for the fourth quarter of 2013.

Full Year Results

For the full year 2014, net sales were $303.5 million, representing a 56.2% increase from 2013. This increase was primarily driven by increased sales of both equipment units and parts and accessories.  Sales of parts and accessories increased 65.0% year-over-year to a record $49.3 million for the full year 2014 from $29.9 million in 2013.

For the full year 2014, gross profit increased 77.2% from $65.7 million in 2013 to $116.3 million in 2014. This increase was driven primarily by higher unit volume.

Net income was $40.0 million, or $1.77 per diluted share based on weighted average shares of 22.2 million shares, for the full year 2014 compared to net income of $11.6 million, or $0.51 per diluted share based on weighted average shares of 22.1 million shares, for the full year 2013. The full-year 2013 results included certain non-cash purchase accounting adjustments attributable to the acquisition of the TrynEx business in May 2013, which negatively impacted earnings by $4.5 million, or ($0.20) per diluted share.

The Company reported Adjusted EBITDA of $87.9 million for the full year 2014, a 97.3% increase compared to Adjusted EBITDA of $44.6 million for the full year 2013.

The effective tax rate for the full year 2014 was 35.6%.

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Balance Sheet and Liquidity

Because the Henderson acquisition was completed on December 31, 2014, the Company recognized Henderson’s assets on its year-end balance sheet, but Henderson’s operating results did not affect the Company’s corresponding income statement. P More information regarding Henderson’s historical financial performance is disclosed in Amendment No.1 to the Company’s Current Report on Form 8-K/A filed on March 9, 2015.

For the full year 2014, the Company reported net cash provided by operating activities of $53.7 million compared to net cash provided by operating activities of $32.2 million in 2013, an increase of $21.5 million. This increase was driven primarily by the increase in net income and favorable working capital changes.

Inventory was $48.2 million at the end of the fourth quarter of 2014, an increase of $20.3 million over the prior year. The largest driver of the increase in inventory was $16.3 million in inventory resulting from the Henderson acquisition, including a $2.0 million purchase accounting write-up to fair value.

Accounts receivable at the end of the fourth quarter of 2014 were $60.9 million. This compares to $42.3 million at the end of the fourth quarter of 2013. The increase was primarily driven by the acquisition of $15.0 million in accounts receivable as a result of the Henderson acquisition and higher sales volume.

The Company maintained cash on hand at December 31, 2014 of $24.2 million, of which, $11.8 million is required to be paid back to the seller under the terms of the merger agreement with Henderson.

Dividend Policy

As previously reported, on December 11, 2014, the Company declared a quarterly cash dividend of $0.2175 per share on its common stock. The declared $0.2175 per share cash dividend was paid on December 31, 2014, to stockholders of record as of the close of business on December 22, 2014.

The Company also has announced that its board of directors approved and declared a quarterly cash dividend increase of 2.30% to $0.2225 per share of the Company’s common stock. The declared $0.2225 per share cash dividend will be paid on March 31, 2015 to stockholders of record as of the close of business on March 20, 2015.

Outlook

Based on 2014 results, dealer sentiment and industry trends, the Company expects net sales for the full year 2015 to range from $320 million to $380 million and Adjusted EBITDA to range

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from $60 million to $90 million. Earnings per share are expected to range from $0.80 per share to $1.45 per share. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience snowfall levels within historical average ranges.

Mr. Janik explained, “2014 was a record year by all measures, and while we are doing everything within our power to drive that momentum into 2015, the nature of our business and historical precedents mean we do not expect to repeat the same record financial results as in 2014. We are encouraged by the strong snowfall levels across many of our core markets in the first quarter and the positive trends in non-snowfall indicators such as strong truck sales and positive dealer sentiment. We are focused on driving innovation and efficiency across our product portfolio to enhance operational execution.”

Webcast Information

The Company will host an investor conference call on Thursday, March 12, 2015 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics portfolio includes snow and ice management attachments sold under the FISHER®, WESTERN®, HENDERSON®, SNOWEX® and BLIZZARD® brands. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings  per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income  and adjusted earnings  per diluted share represent net income  and earnings per diluted share, respectively, as determined under GAAP, excluding a loss recognized on impairment of assets held for sale in 2013 and loss on extinguishment of debt in 2014. The

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Company believes that the presentation of adjusted net income  and adjusted earnings  per diluted share for the three and twelve months ended December 31, 2014 and December 31, 2013 allows investors to make meaningful comparisons of the Company’s operating performance between periods and to view its business from the same perspective as its management.  Because the excluded items are not predictable or consistent, management does not consider them when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain charges related to certain unrelated legal fees and consulting fees, impairment on assets held for sale, certain purchase accounting expenses, loss on extinguishment of debt and stock based compensation.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the headings “Net Income to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income to Adjusted Net Income” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute

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to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx, Inc. (TrynEx”), which we acquired in 2013, or the business of Henderson,  and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Financial Statement

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Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2014	2013
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$24,195	$19,864
Accounts receivable, net	60,918	42,343
Inventories	48,248	27,977
Refundable income taxes paid	—	2,648
Deferred income taxes	7,004	4,223
Prepaid and other current assets	2,156	1,317
Total current assets	142,521	98,372

Property, plant, and equipment, net	37,546	24,866
Assets held for sale, net	—	1,085
Goodwill	160,962	113,132
Other intangible assets, net	135,009	123,422
Deferred financing costs, net	2,485	2,216
Other long-term assets	1,920	1,246
Total assets	$480,443	$364,339

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,753	$7,709
Accrued expenses and other current liabilities	33,670	14,418
Income taxes payable	642	—
Short-term borrowings	—	13,000
Current portion of long-term debt	1,629	971
Total current liabilities	45,694	36,098

Retiree health benefit obligation	6,774	4,654
Pension obligation	12,316	7,077
Deferred income taxes	49,853	45,046
Deferred compensation	588	658
Long-term debt, less current portion	186,471	110,023
Other long-term liabilities	5,458	5,462

Total shareholders’ equity	173,289	155,321
Total liabilities and shareholders’ equity	$480,443	$364,339

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Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(unaudited)		(unaudited)

Net sales	$100,054	$72,997	$303,511	$194,320
Cost of sales	61,358	45,595	187,185	128,670
Gross profit	38,696	27,402	116,326	65,650

Selling, general, and administrative expense	12,482	9,132	38,239	31,872
Intangibles amortization	1,455	1,483	5,803	5,625
Loss recognized on assets held for sale	—	—	67	647

Income from operations	24,759	16,787	72,217	27,506

Interest expense, net	(2,122)	(2,138)	(8,129)	(8,328)
Loss on extinguishment of debt	(1,870)	—	(1,870)	—
Other expense, net	(85)	(44)	(221)	(161)
Income before taxes	20,682	14,605	61,997	19,017

Income tax expense	7,651	6,074	22,036	7,378

Net income	$13,031	$8,531	$39,961	$11,639
Less: Net income attributable to participating securities	212	134	609	179
Net income attributable to common shareholders	$12,819	$8,397	$39,352	$11,460

Weighted average number of common shares outstanding:
Basic	22,197,609	22,053,555	22,168,500	22,029,374
Diluted	22,218,788	22,080,750	22,188,846	22,067,174

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.58	$0.38	$1.78	$0.52
Earnings per common share assuming dilution attributable to common shareholders	$0.58	$0.38	$1.77	$0.51
Cash dividends declared and paid per share	$0.22	$0.21	$0.87	$0.84

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Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2014	December 31, 2013
	(unaudited)	(audited)

Operating activities
Net income	$39,961	$11,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,225	8,693
Amortization of deferred financing costs and debt discount	759	758
Loss on extinguishment of debt	1,870	—
Loss recognized on assets held for sale	67	647
Stock-based compensation	2,868	2,587
Provision for losses on accounts receivable	577	329
Deferred income taxes	(326)	10,728
Earnout liability	947	3,951
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,201)	(16,643)
Inventories	(3,963)	6,445
Prepaid and other assets and refundable income taxes paid	2,085	1,717
Accounts payable	(3,199)	1,559
Accrued expenses and other current liabilities	6,595	2,885
Deferred compensation	(70)	(98)
Benefit obligations and other long-term liabilities	552	(2,949)
Net cash provided by operating activities	53,747	32,248

Investing activities
Capital expenditures	(5,254)	(2,775)
Proceeds from sale of equipment and assets held for sale	1,018	—
Acquisition of businesses	(86,693)	(26,734)
Net cash used in investing activities	(90,929)	(29,509)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(97)	(160)
Payments of financing costs	(2,132)	—
Dividends paid	(19,598)	(18,699)
Short term borrowings, net	(13,000)	13,000
Borrowings long-term debt	188,100	—
Repayment of long-term debt	(111,760)	(1,152)
Net cash provided by (used in) financing activities	41,513	(7,011)
Change in cash and cash equivalents	4,331	(4,272)
Cash and cash equivalents at beginning of year	19,864	24,136
Cash and cash equivalents at end of year	$24,195	$19,864

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Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2014	2013	2014	2013

Net income	$13,031	$8,531	$39,961	$11,639

Interest expense - net	2,122	2,138	8,129	8,328
Income tax expense	7,651	6,074	22,036	7,378
Depreciation expense	885	810	3,422	3,068
Amortization	1,455	1,483	5,803	5,625
EBITDA	25,144	19,036	79,351	36,038

Stock based compensation	725	563	2,868	2,587
Loss on extinguishment of debt	1,870	—	1,870	—
TrynEx purchase accounting (1)	135	137	945	4,506
Other charges (2)	1,767	39	2,898	1,438
Adjusted EBITDA	$29,641	$19,775	$87,932	$44,569

(1) - Reflects $135 and $945 in earnout compensation expense  in the three and twelve months ended December 31, 2014, respectively.  Reflects $137 in earnout compensation expense in the three months ended December 31, 2013 and $3,951 and $555 in earn out compensation and inventory that was written up for purchase accounting and sold in the twelve months ended December 31, 2013, respectively.

(2) - Reflects $1,767 and $39 of unrelated legal and consulting fees for the three months ended December 31, 2014 and 2013, respectively, and $2,898 and $791 for the twelve months ended December 31, 2014 and 2013, respectively; and a write down of asset held for sale of $647 for the twelve months ended December 31, 2013.

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Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended December 31,		Twelve month period ended December 31,
	2014	2013	2014	2013
Net Income (GAAP)	$13.0	$8.5	$40.0	$11.6

Addback expenses, net of tax of 35.6% and 38.8% for 2014 and 2013, respectively:
- Loss recognized on impairment of assets held for sale	—	—	—	0.4
- Loss recognized on extinguishment of debt	$1.2	—	$1.2	—
Adjusted net income (non-GAAP)	$14.2	$8.5	$41.2	$12.0

Weighted average basic common shares outstanding	22,197,609	22,053,555	22,168,500	22,029,374
Weighted average common shares outstanding assuming dilution	22,218,788	22,080,750	22,188,846	22,067,174

Adjusted earnings per common share - basic	$0.63	$0.38	$1.83	$0.55
Adjusted earnings per common share - dilutive	$0.63	$0.38	$1.82	$0.54

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